EXHIBIT 10.1

AMENDED AND RESTATED CHANGE IN CONTROL
EMPLOYMENT SECURITY AGREEMENT

This Amended and Restated Change in Control Employment Security Agreement is entered into effective as of the 24th day of September, 2007, by and between E-Z-EM, Inc., a Delaware corporation (the “Employer”) and Anthony A. Lombardo (the “Executive”).

WITNESSETH:

Whereas, the Executive is currently employed by the Employer as its President & CEO;

Whereas, in order to provide certain security to the Executive in connection with the Executive’s employment with the Employer, the Employer and the Executive entered into an Employment Security Agreement as of April 3, 2001 (the “Agreement”), which the parties wish to amend and restate;

Now, therefore, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree that the Agreement is hereby amended and restated in its entirety to read as follows:

1.	Benefits Upon Termination of Employment

If, at any time during the Twenty-Four (24) month period following a Change in Control, (i) the employment of the Executive with the Employer is terminated by the Employer for any reason other than Good Cause, or (ii) the Executive terminates his employment with the Employer for Good Reason within one year after the expiration of the 30 day cure period referred to in Section 5(f)(C) below (any employment termination described in the foregoing clause (i) or (ii) during the 24 month period following a Change in Control being hereafter sometimes referred to as a “Compensable Termination”), the following provisions will apply. The following provisions will also apply to any termination of the employment of the Executive by the Employer without Good Cause or by the Executive for Good Reason which is covered by and occurs within the applicable time period contemplated by Section 4(b) below, and to any termination of employment by the Executive for Good Reason under the circumstances described in Section 8 below (and any such termination of the Executive’s employment covered by Section 4(b) or Section 8 shall be included within the term “Compensable Termination”).

(a)	On the tenth day after the date of termination, the Employer shall pay the Executive a lump sum payment equal to the Severance Amount.

(b)	On the tenth day after the date of termination, the Employer shall pay the Executive his annual incentive award for the fiscal year of the Employer preceding the fiscal year of the Employer in which the Compensable Termination occurs, if unpaid at the time of the Compensable Termination, the amount of such annual incentive award to be determined in accordance with the annual incentive plan that was in effect for such preceding fiscal year.

(c)	On the tenth day after the date of termination, the Employer shall pay Executive a prorated annual incentive award for the fiscal year of the Employer in which the Compensable Termination occurs, such prorated annual incentive award to be determined by multiplying the Average Historical Incentive Award (as defined in paragraph 5(b) below) by a fraction the numerator of which shall be the number of days elapsed in such fiscal year through (and including) the date on which the Compensable Termination occurs and the denominator of which shall be the number 365.

(d)	The Executive shall receive any and all other benefits to which the Executive may be entitled following termination of employment under the terms of any incentive plans and retirement plans in which he participated prior to termination of employment. The amount, form and time of payment shall be determined by the terms of such plans and the Executive’s employment shall be deemed to have terminated by reason of retirement under each such plan except the qualified retirement plan (401(k) plan).

(e)	The Executive’s medical plan coverage will continue at the same level of coverage and benefits (including dependent coverage, if any) in effect at the time of the Change in Control, until the earlier of (i) eighteen (18) months after the Compensable Termination, or (ii) the time when the Executive obtains comparable coverage through a new employer. These benefits will continue with the same employee cost in effect immediately prior to the Change in Control. This provision is intended to comply with the requirements of “COBRA” continuation coverage. This continuation coverage is deemed to commence upon termination.

(f)	On the tenth day after the date of termination, the Executive shall be paid all earned but unpaid or unused vacation pay at the time of termination. He shall not be entitled to payments for vacation periods he would have earned had his employment continued after the date on which the Compensable Termination occurred. In addition, except as otherwise provided herein, the Executive shall not be entitled to any fringe benefits including the use of a company automobile.

(g)	On the tenth day after the date of termination, the Executive will be paid a lump sum cash payment equal to the unvested portion of his 401(k) plan balance. If payment is made under this subparagraph 1(g) and the 401(k) plan balance is subsequently vested, the Executive shall immediately repay the amount paid under this subparagraph 1(g).

(h)	During the one year period after the Compensable Termination the Executive will be entitled to outplacement assistance provided by a nationally recognized outplacement company selected by the Employer with a total cost of not more than Fifteen (15%) percent of Executive’s Base Salary.

Any termination of employment by the Executive for Good Reason pursuant to the first sentence of this Section 1 or Section 4(b) below is intended to qualify as an “involuntary separation from service” within the meaning of Treasury Regulation section 1.409A-1(n)(2), and the provisions of this Agreement shall be administered and construed accordingly. Any provision of this Agreement that cannot be so administered and construed shall to that extent be disregarded.

2.	Reduction of Benefits

(a)	The payments and benefits to be paid or provided to or with respect to the Executive pursuant to this Agreement shall not be reduced by the amount of any claim of the Employer against the Executive.

(b)	Except as otherwise provided in subparagraph 1(e) above, no payment or benefits to be paid or provided to or with respect to the Executive pursuant to this Agreement shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source. However, amounts payable and benefits being provided pursuant to this Agreement shall be in lieu of any severance pay and severance benefits to which the Executive may be entitled under Section 4.5(a) and (d) of his employment agreement dated as of June 27, 2007 (the “Employment Agreement”) with respect to the Compensable Termination which gives rise to payments pursuant to this Agreement.

(c)	In the event that the Executive would, except for this sentence, be subject to a tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or any successor provision that may be in effect, as a result of “parachute payments” (as that term is defined in Section 280G(b)(2)(A) of the Code) made pursuant to this Agreement and/or any other agreement, plan, program or arrangement, or a deduction would not be allowed to the Employer for all or any part of such payments by reason of Section 280G(a) of the Code, or any successor provision that may be in effect, such payments/benefits due under this Agreement shall be reduced to reduce the aggregate “present value” (as that term is defined in Section 280G(d)(4) of the Code) of such payments to $100 less than an amount equal to three times the Executive’s “base amount” (as that term is defined in Section 280G(b)(3) and (d)(1) and (2) of the Code) to the end that the Executive is not subject to tax pursuant to Section 4999 and no deduction is disallowed by reason of Section 280G(a). However, the preceding sentence shall not apply (i.e., no payments/benefits due under this Agreement shall be reduced) if reducing the payments/benefits due under this Agreement would yield Executive more than $10,000 less of the aforementioned parachute payments after taxes (including, without limitation, all federal, state and local income taxes and excise taxes) than not reducing such payments/benefits.

(i)	Subject to the provisions of paragraph 2(c) above and subparagraph 2(c)(ii) below, all determinations required to be made under this paragraph 2, including whether or not payments to be made under this Agreement or otherwise would be considered parachute payments and whether and when payments/benefits due under this Agreement are to be reduced pursuant to paragraph 2(c) above and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche or its successor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days of the receipt of notice from the Executive that there has been a parachute payment, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the “change in ownership or effective control” or “change in the ownership of a substantial portion of assets” (within the meaning of Code Section 280G(b)(2)(A)) that gives rise to the Excise Tax, or for any reason is unable or unwilling to serve as the Accounting Firm hereunder, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any determination by the Accounting Firm hereunder shall be binding upon the Employer and the Executive.

(ii)	The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the reduction of payments/benefits due under this Agreement pursuant to the first sentence of paragraph 2(c) above. Such notification shall be given as soon as practicable but no later than ten business days after Executive receives written notice of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid.

3.	Death

If the Executive dies after a Compensable Termination, all amounts payable hereunder to the Executive and unpaid at the time of his death shall be paid to his surviving spouse or if no spouse survives him, to his estate.

4.	Termination for Good Cause or Without Good Reason

(a)	Except as otherwise provided in paragraph 4(b) or elsewhere herein, the Employer shall have no further obligation to the Executive, his spouse, or his estate under this Agreement, except for earned but unpaid Base Salary through the date of termination, benefits to which he may be entitled under the terms of any incentive plan or retirement plan, and accrued vacation pay if the employment of the Executive with the Employer is terminated (i) by the Employer for Good Cause at any time, (ii) for any reason prior to a Change in Control, (iii) for any reason more than twenty four (24) months following a Change in Control, (iv) by the voluntary action of the Executive without Good Reason, or (v) by reason of the Executive’s death or disability (within the meaning of the Employer’s disability benefit plan) before a Compensable Termination occurs.

(b)	If a Change in Control occurs and within six months prior to the date on which the Change in Control occurs, (i) the Executive’s employment with the Employer is terminated by the Employer without Good Cause, or (ii) one of the Good Reason conditions described in Section 5(f)(i) through 5(f)(iv) below occurs, and if it is reasonably demonstrated by the Executive that such termination of employment by the Employer or Good Reason condition (A) occurred at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (B) otherwise arose in connection with or in anticipation of the Change in Control, then for purposes of this Agreement (including without limitation for purposes of the first sentence of Section 1) such termination of employment by the Employer without Good Cause or Good Reason condition shall be deemed to have occurred immediately following the Change in Control and the Executive may satisfy the Good Reason notice requirement of Section 5(f)(B) below by giving the notice required thereby at any time before the Change in Control occurs or within 90 days thereafter and, if the Employer fails to remedy the Good Reason condition within 30 days after the Executive provides such written notice, the Executive may terminate his employment for such Good Reason within one year after the expiration of that 30 day cure period.

5.	Definitions

For the purposes of this Agreement:

(a)	“Affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended.

(b)	“Average Historical Incentive Award” means the average annual incentive award (including any deferred incentive award) awarded to the Executive during the three year period immediately preceding the date on which a Change in Control occurs.

(c)	“Base Salary” shall mean the highest annual rate of base salary paid to the Executive from the date of this Agreement until Termination.

(d)	“Change in Control” shall be deemed to occur if and when any of the following events occur:

i.	The acquisition, directly or indirectly by an entity, person or group (including all Affiliates of such entity, person or group) other than the Employer or a Related Party as defined in clause 5(d)(ii) below, of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of capital stock of the

Employer entitled to exercise fifty (50%) percent or more of the outstanding voting power of all capital stock of the Employer.

ii.	Consummation of a merger, consolidation, recapitalization or reorganization of the Employer or a subsidiary of the Employer (“Subsidiary”), reverse split of any class of voting securities of the Employer entitled to vote generally in the election of directors (“Voting Securities”), or an acquisition of securities or assets by the Employer or a Subsidiary, other than (A) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive, with respect to such Voting Securities (or, in the case of a transaction in which the Employer survives the transaction, retain), voting securities of the surviving or transferee entity representing more than fifty percent (50%) of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, and (B) any such transaction which would result in the Employer or a Related Party beneficially owning more than 50 percent of the voting securities of the surviving or transferee entity outstanding immediately after such transaction. For this purpose, the term “Related Party” shall mean (I) a Subsidiary, (II) an employee or group of employees of the Employer or any Subsidiary, (III) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or any Subsidiary, or (IV) a corporation or other form of business entity owned directly or indirectly by the stockholders of the Employer in substantially the same proportion as their ownership of Voting Securities.

iii.	The stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets, other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Employer immediately prior to the transaction.

iv.	The persons who were members of the Board of Directors of the Employer immediately before a tender or exchange offer for shares of Common Stock of the Employer by any person other than the Employer or a Related Party, or before a merger or consolidation of the Employer or a Subsidiary, or contested election of the Board of Directors of the Employer, or before any combination of such transactions, cease to constitute a majority of the Board of Directors of the Employer (or, in the case of a merger or consolidation of the Employer in which the Employer is not the surviving entity, do not constitute a majority of the Board of Directors of the surviving entity) as a result of such transaction or transactions.

(e)	“Good Cause” shall be deemed to exist if, and only if:

i.	the Executive engages in repeated acts or serious omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance;

ii.	the Executive is convicted of a crime involving fraud, dishonesty or moral turpitude; or

iii.	the Executive materially breaches the Agreement (other than by engaging in acts or omissions enumerated in paragraphs (i) and (ii) above), or materially fails to satisfy the conditions and requirements of his employment with the Employer as applied to the Executive before the Change in Control unless such conditions or requirements were changed within six months prior to the Change in Control and such change in conditions or requirements constitutes a Good Reason condition described in paragraph 5(f) below to which paragraph 4(b) above applies, in which case as applied to the Executive before such conditions or requirements were so changed, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than thirty (30) days following receipt by the Executive of written notice from the Employer specifying the nature of the breach or failure and demanding the cure thereof.

Notwithstanding anything herein to the contrary, in the event the Employer shall terminate the employment of the Executive for Good Cause hereunder, the Employer shall give at least thirty (30) days prior written notice to the Executive specifying in detail the reason or reasons for the Executive’s termination.

(f)	“Good Reason” exists if (A) any of the conditions described in (i) through (iv) below occur, (B) the Executive provides written notice to the Employer of the existence of the condition within 90 days after the Executive first knows of the existence of the condition, and (C) the Employer fails to remedy the condition within 30 days after the Executive provides such written notice:

i.	There is a material reduction in the nature or the scope of the Executive’s authority and/or responsibility, or in his title;

ii.	There is a material reduction in the Executive’s rate of Base Salary;

iii.	There is a material reduction in benefits provided under any employee benefit plan or program which is not replaced with a substantially similar benefit plan or program; or

iv.	The Employer changes the principal location in which the Executive is required to perform services to a location which increases the Executive’s one-way commuting distance by more than 40 miles, or which both (aa) is 50 miles or more (one-way commuting distance) from the Executive’s principal residence at the time of the change, and (bb) increases the Executive’s one-way commuting distance by more than 20 miles.

(g)	“Separation from Service” means a separation from service within the meaning of Treasury Regulation section 1.409A-1(h).

(h)	“Severance Amount” shall mean a cash lump sum payment equal to two times the Executive’s Base Salary.

6.	Confidentiality

The Executive acknowledges that preservation of a continuing business relationship between the Employer or its Affiliates and their respective customers, representatives, and employees is of critical importance to the continued business success of the Employer and that it is the active policy of the Employer and its affiliates to guarantee and ensure as confidential the identity of its customers, trade secrets, pricing, policies, business affairs, representatives and employees. In view of the foregoing, the Executive agrees that he shall not during his employment by the Employer, except in the ordinary course of business or as otherwise appropriate in connection with the performance of his duties, and thereafter, without the prior written consent of the Employer (which consent shall not be withheld unreasonably), disclose to any person or entity any information concerning the business of, or any customer, representative, agent or employee of, the Employer or its Affiliates which was obtained by the Executive in the course of his employment by the Employer and which is of a confidential nature; provided that the foregoing provisions of this sentence shall not preclude the Executive from use or disclosure of information (a) which is known generally to the public or to persons engaged in the same businesses as the Employer, or (b) which is in the public domain or hereafter enters the public domain through no fault of the Executive, or (c) which is known to the Executive prior to the Executive’s receipt of such information from the Employer, or (d) which is disclosed to the Executive by a third party not under an obligation of confidence to the Employer. This section shall not be applicable if and to the extent the Executive testifies in a legislative, judicial, regulatory or arbitral proceeding pursuant to an order of Congress, any state or legislature, a judge or an administrative law judge or Section 12 below.

7.	Relief

The following shall apply in the event of a breach by the Executive of the covenants and agreements set forth in Paragraph 6 above.

(a)	The Employer shall have no further obligations to the Executive or any other person under this Agreement, and all amounts to which the Executive or any other person would otherwise be entitled under this Agreement shall be forfeited.

(b)	The taking of any action by the Employer or the forbearance of the Employer to take any action with respect to such breach, shall not constitute a waiver by the Employer of any of its rights to remedies or reliefs under this Agreement or under law or equity.

8.	Employer Assignment

The Employer shall not transfer all or substantially all of its assets, whether in a single transaction or a series of transactions, unless the transferee(s) expressly agrees to assume and perform this Agreement in the same manner and to the same extent that the Employer is required to perform it. Failure of any such transferee to expressly agree to assume and perform this Agreement prior to or at the time of the transfer of assets shall constitute Good Reason within the meaning of Section 5(f) of this Agreement, and, if the Executive remains in the employ of the Employer until the transfer of assets, the Executive may terminate his employment for such Good Reason at the time of the transfer of assets or within 30 days thereafter on 10 days’ advance written notice to the Employer or the transferee. Furthermore, whether or not the Employer so assigns its obligations hereunder to any such transferee, such transferee shall be deemed to have assumed and shall be bound by the Employer’s obligations hereunder. Except as provided in this Section 8, the Employer shall not be entitled to assign its obligations hereunder and any such purported assignment shall be null and void, without force or effect. Any provision above of this Section 8 to the contrary notwithstanding, no assignment by the Employer of its obligations under this Agreement, and no assumption thereof by any transferee, shall relieve the Employer that is the original party to this Agreement of its obligations under this Agreement. This Agreement shall remain in full force and effect notwithstanding any Change in Control and in the case of any merger or consolidation shall be the obligation of the surviving entity.

9.	Executive Assignment

No interest of the Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, anticipation or other alienation or encumbrance of any kind, nor may any such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

10.	Benefits Unfunded

All rights of the Executive and his spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Employer for payment of any amounts due hereunder. Neither the Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific asset of the Employer and the Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Employer.

11.	Waiver

No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

12.	Disputes

(a)	Subject to Section 12(c) below, in the event of any dispute or difference between the Employer and the Executive with respect to this Agreement including the enforcement of rights hereunder, either party may, by notice to the other party, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within thirty (30) days after the notification of the other party by the requesting party of the desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected, upon application by either party, by the American Arbitration Association (“AAA”) in New York, New York, in accordance with its employment arbitration rules. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator or arbitrators may be sought in any court of competent jurisdiction. The arbitrator or arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall reasonably interpret the Agreement. Unless otherwise agreed by the parties, any such arbitration shall take place in New York, New York, and shall be conducted in accordance with the employment arbitration rules of the AAA.

(b)	Any payments to which the Executive may be entitled under this Agreement shall be made forthwith on the applicable date(s) for payment specified in this Agreement. If for any reason the amount of any payment due to the Executive cannot be finally determined on that date, such amount shall be estimated on a good faith basis by the Employer and the estimated amount shall be paid no later than seven days after such date. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

(c)	If, after a Change in Control occurs, a dispute arises between the Executive and the Employer regarding any provision of this Agreement that refers to the Treasury Regulations under Internal Revenue Code section 409A (including without limitation regarding the meaning, application or effect of such provision or such Treasury Regulations), such dispute shall be submitted for resolution to the Accounting Firm referred to in Section 2(c)(i) above, the fees and expenses of which shall be borne by the Employer. The determination of such firm shall be binding and conclusive on the Executive and the Employer.

13.	Enforcement Expenses

(a)	If, after the execution of this Agreement (i) the Executive’s Separation from Service occurs within six months before or within 24 months after a Change in Control, and (ii) either after a Change in Control, or in connection with a Change in Control, a dispute arises (A) with respect to this Agreement or the breach thereof, or (B) with respect to the Executive’s or the Employer’s rights or obligations under this Agreement, including but not limited to any such dispute between the Executive and the Employer, the Employer shall pay or reimburse the Executive for seventy-five percent (75%) of all reasonable attorneys’ fees and disbursements (including expert witness fees and expenses), arbitration costs (including arbitrators’ fees) and court costs that the Executive incurs in connection with such dispute or to obtain payment or otherwise enforce his rights under this Agreement (including without limitation to obtain payments or reimbursements due under this Section 13) (collectively, such fees, disbursements and costs are hereafter referred to as “Expenses”); provided that the Executive incurs such Expenses on or before the last day of the Executive’s second taxable year following the Executive’s taxable year in which the Separation from Service occurred. The Employer hereby agrees to pay or reimburse said 75% of Expenses (I) promptly as the Executive incurs them, upon presentation of reasonable documentation of such Expenses, and (II) in all events on or before the last day of the Executive’s third taxable year following the Executive’s taxable year in which the Separation from Service occurred. The preceding provisions of this Section 13 are intended to qualify under Treasury Regulation section 1.409A-1(b)(9)(v) as a separation pay plan that does not provide for a deferral of compensation, and shall be administered and construed accordingly.

(b)	If the provisions of Section 13(a)(i) and (ii) above apply, the Employer also agrees to pay or reimburse 75% of all Expenses (as defined in Section 13(a) above) that the Executive incurs after the second taxable year following the Executive’s taxable year in which the Separation from Service occurred and before the sixth taxable year following the Executive’s taxable year in which the Separation from Service occurred, such payments and reimbursements by the Employer not to exceed $75,000 in any calendar year, provided that the amount of Expenses paid in any calendar year that are eligible for payment or reimbursement equals only the amount actually expended during such calendar year, and the maximum amount available for payment or reimbursement in any calendar year will not be increased or decreased to reflect the amount expended or reimbursed in a prior or subsequent calendar year. The Employer hereby agrees to pay or reimburse said 75% of Expenses (1) promptly as the Executive incurs them, upon presentation of reasonable documentation of such Expenses, and (2) in all events by December 31 of the calendar year following the year in which the Executive pays the Expenses. Any right to payment or reimbursement pursuant to this Section 13(b) is not subject to liquidation or exchange for another benefit. The preceding provisions of this Section 13(b) are intended to meet the conditions set forth in Treasury Regulation section 1.409A-3(i)(1)(iv) and illustrated in Example 7 of Treasury Regulation section 1.409A-3(i)(1)(vi), and shall be administered and construed accordingly and, if for any reason such provisions cannot be so administered and construed, then to that extent such provisions shall be disregarded.

(c)	The Executive shall not be obligated to repay any Expenses paid or reimbursed pursuant to the preceding provisions of this Section 13 unless it is finally determined by the trier of fact in a non-appealable judicial or arbitral decision or ruling (as applicable) that the Executive’s principal positions with respect to the principal matter(s) in dispute were unreasonable or pursued in bad faith.

14.	Applicable Law

This Agreement shall be construed and interpreted pursuant to the laws of the State of New York, without reference to its conflicts of laws principles.

15.	Entire Agreement

This Agreement contains the entire Agreement between the Employer and the Executive and supersedes any and all previous agreements, written and oral, among the parties relating to the subject matter hereof. However, this Agreement does not supersede the Employment Agreement or any stock option, stock appreciation right, restricted stock unit or other award agreement. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the Employer and the Executive.

16.	Gender

Words in the masculine gender shall include the feminine.

17.	No Employment Contract

Nothing contained in this Agreement shall be construed to be an employment contract between the Executive and the Employer.

18.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original.

19.	Severability

In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

20.	Successors

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.

21.	Notice

Notices required under this Agreement shall be in writing and delivered personally to the party being notified or sent by certified mail, return receipt requested, or by Federal Express or other express delivery service to the following addresses or to such other address as the party being notified may have previously furnished to the others by written notice.

If to the Employer:

E-Z-EM, Inc. iPark Building 1111 Marcus Avenue, Suite LL26 Lake Success, NY 11042

Attention: General Counsel

If to the Executive:

At his residence address as it appears on the books and records of the Employer from time to time.

In Witness Whereof, the Executive has hereunto set his hand, and the Employer has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

E-Z-EM, INC.

By:	/s/ Paul Echenberg	/s/ Anthony J. Lombardo

	Paul Echenberg, Chairman of the Board	Anthony A. Lombardo
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